To

Petróleo Brasileiro S.A.- Petrobras

We are aware that our report dated May 15, 2015 on our review of interim financial information of Petróleo Brasileiro S.A. - Petrobras, for the three month period ended March 31, 2015 and 2014 and included in the Company's quarterly report on Form 6-K for the quarter ended March 31, 2015 is incorporated by reference in the Registration Statement on Form F-3 (No. 333-183618), dated August 29, 2012.

/s/

PricewaterhouseCoopers

Auditores Independentes

Rio de Janeiro - Brazil

May 15, 2015